Exhibit 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

CBI Posts Record Revenues & Profitability Through the Third Quarter

Nine-Month Revenues Up 10.5%, Net Profit vs. Loss Third Quarter Continues Trend

and Sets Tone for Future Year-to-Date New Contracts Top $8 Million

RICHMOND, VA (November 1, 2004). Commonwealth Biotechnologies, Inc. (NASDAQ SmallCap Market: CBTE), a comprehensive provider of contract biotechnology research services to government, industry and academia, today announced its financial results for the nine months and third quarter ended September 30, 2004, and a strong outlook for the fourth quarter.

In the third quarter of 2004, Commonwealth Biotechnologies achieved progress, both in terms of business and strategic development. This period was the fifth consecutive profitable quarter for the Company. Most significant, the Company signed new contracts for bio-defense and clinical lab support research and development projects totaling approximately $4.7 million, bringing the year-to-date total to over $8 million. It was re-awarded a five-year development contract with IIT Research Institute on behalf of a classified government sponsor. The valuation of this award is still being determined, but the prior five-year contract with CBI generated $5 million in revenues. CBI established a new virology bio-safety level 3 lab within its accredited BSL-3 Suite, qualifying CBI for the most advanced bio-defense research and development work.

In a move to expand its commercial sector customer base, CBI concluded a distribution and service agreement for Fisher Scientific, LLC to offer its scientific-research and laboratory global clients project-based research services by CBI. Similarly, the

Company qualified for and was selected by the National Cancer Institute as subcontractor to test the efficacy of the first DNA-based bladder cancer diagnostic. Lastly, to strengthen its presence in the bio-defense arena, CBI appointed Dr. Gerald Krueger, former director of U.S. Army Research Institute of Environmental Medicine and key consultant for various government research and regulatory agencies, especially defense-related, to its board of directors.

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Financial Performance

Revenues for the first nine months increased to a record level of $4.2 million from $3.8 million for the same period in 2003. Net income for the current period was $200,000 versus a loss of $94,000 for the same period last year. The increase in top-line revenues is attributable to government contracts, and more specifically, from revenues from bio-defense related contracts. Through the end of the third quarter 2004, revenues from government contracts total about $2.9 million, compared to $ 2.1 million in 2003, approximately a 38% increase.

Revenues for the third quarter were $1.41 million compared to $1.38 million in the third quarter of 2003. Net income for the quarter was $104,434 versus $84,245 in the year prior same period. This is the Company’s fifth consecutive quarter of profitability. Through the end of the third quarter of 2004, cash available to the Company was approximately $2.65 million, compared to approximately $367,000 for the same period in 2003, and it is especially noteworthy that the overall operating expenses of the Company are being paid exclusively from revenues. Through the end of the third quarter of 2004, accounts receivable total about $1.3 million.

The Company has been EBITDA-positive for the past two years. Through the third quarter of 2004, interest, amortization, and depreciation costs were $624,518. Thus, on net income of $200,000 for 2004, total EBITDA for the Company through the third quarter 2004, amounts to $ 824,645 compared to $550,277 for the same period in 2003.

Perhaps the most significant aspect of the Company’s improving financial condition is that the momentum of revenues recognized during the last two months of the third quarter is being carried into the fourth quarter and beyond. While the Company is primarily engaged in government contracts, revenues are also increasing from private sector clients, mainly in the area of laboratory support services for clinical trial work. One of these latter contracts began in September, while a second of these contracts is now slated to start in December, due to a two months delay in the patient enrollment process. Further, management notes that the launch of its initiative with Fisher Scientific, LLC, took place in early October, after the close of the third quarter, making revenues generated from this alliance realizable no sooner than the fourth quarter.

“The initial operating focus of CBI has been to capture enough contracts to form a stable base-line source of revenues sufficient to pay for the day-to-day operations of the Company,” said Robert B. Harris President and CEO. “We are now reaching this point. Going forward, as we add new contracts, we are adding directly to our bottom-line profitability. Therefore, we plan to continue to control our expenses and limit increases in staffing to what is necessary to execute the work, thereby growing our business and increasing our profit margin.”

“It is noteworthy that as a percentage of revenues, the cost of goods and cost of operations have decreased over the last two years,” added James H. Brennan, CBI’s Controller.” As we go forward, we will continue to focus on bottom-line profitability via cost controls, productivity measures and flexible capacity utilization.”

Harris concluded, “Our mission is to be the most comprehensive contract research organization in the market, providing complete research and development services to the biotechnology industry, pharmaceutical companies, government agencies and academic institutions. Our actions and achievements during this year have brought us closer to realizing these goals. With over $8 million in new contracts, the Fisher Scientific agreement, the IITRI re-award, and the NCI award, we look forward to strong revenue growth in the fourth quarter.”

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About CBI

Commonwealth Biotechnologies, Inc. a comprehensive provider of contract research and development services to the global biotechnology industry, academic institutions, government agencies and pharmaceutical companies. It offers cutting-edge expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. Services include DNA analyses, genomics, proteomics, biochemical analyses, mass spectral analysis, microbiological services, pathogen testing, food microbiology, peptide services, protein sequencing and drug discovery. It is accredited by the American Association of Blood Banking, CLIA and the National Forensic Science Technology Council, and operates fully accredited BSL-3 (for human pathogens) and DNA reference laboratories. For more information, visit CBI on the web at www.cbi-biotech.com.

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SAFE HARBOR: Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that CBI will continue to receive increased revenues from government and private sector contracts, that such contracts will not be terminated prior to completion, that CBI will continue to see positive trends in its financial performance, that CBI will receive increased revenues as a result of the

Fisher alliance, or that CBI will continue to successfully constrain its cost structure. Further, once granted, clients may delay the implementation of contracts. A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities, could alter these trends referenced herein. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.